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                                                                     EXHIBIT 4.5


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                                 JTS CORPORATION


         JTS Corporation (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, $.001 par value per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of twenty-five thousand (25,000) shares of Series C Convertible Preferred Stock of the Company, as follows:

                  RESOLVED, that the Company is authorized to issue 25,000 shares of Series C Convertible Preferred Stock (the "SERIES C PREFERRED SHARES"), $.001 par value per share, which shall have the following powers, designations, preferences and other special rights:

                  (1) Dividends. The Series C Preferred Shares shall not bear any dividends.

                  (2) Holder's Conversion of Series C Preferred Shares. A holder of Series C Preferred Shares shall have the right, at such holder's option, to convert the Series C Preferred Shares into shares of the Company's common stock, $.001 par value per share (the "COMMON STOCK"), on the following terms and conditions:

                      (a) Conversion Right. At any time or times on or after the earlier of (i) the date the Registration Statement (as defined below) is declared effective by the United States Securities and Exchange Commission (the "SEC") and (ii) eighty (80) days after the initial date of issuance of the Series C Preferred Shares (the "SCHEDULED EFFECTIVE DATE"), any holder of Series C Preferred Shares shall be entitled to convert any


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         whole number of Series C Preferred Shares into (x) fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(g) below) of Common Stock, at the Conversion Rate (as defined below) plus (y) an amount per Series C Preferred Share being converted (the"ADDITIONAL AMOUNT") equal to the product of (.05)(N/365)(1,000), which Additional Amount may be paid, at the option of the Company either (I) in cash or (II) in fully paid and nonassessable shares of Common Stock (rounded to the nearest whole share in accordance with Section 2(g) below) valued at the Average Market Price (as defined below) for such Common Stock for the five (5) consecutive trading days immediately preceding the Conversion Date (as defined below); provided, however, that in no event shall any holder be entitled to convert Series C Preferred Shares in excess of that number of Series C Preferred Shares which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.9% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing proviso, the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Shares with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock which would be issuable upon conversion of the remaining, nonconverted Series C Preferred Shares beneficially owned by the holder and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

                      (b) Conversion Rate. The number of shares of Common
         Stock issuable upon conversion of each of the Series C Preferred Shares pursuant to Section (2)(a)(x) above shall equal the quotient obtained by dividing (i) 1,000 by (ii) the Conversion Price (the "CONVERSION RATE"). For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                          (i) "CONVERSION PRICE" means, as of any Conversion Date (as defined below), the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date and subject to adjustment as provided herein;

                          (ii)  "FIXED CONVERSION PRICE" means the lower of
         (A) $3.6125 and (B) the Average Market Price for the Common Stock for the five (5) consecutive trading days immediately preceding the date on which the Registration Statement is declared effective by the SEC, subject to adjustment as provided herein;

                          (iii) "FLOATING CONVERSION PRICE" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Average Market Price for the Common Stock for the five (5) consecutive trading days immediately preceding such date;

                          (iv) "CONVERSION PERCENTAGE" means eighty-five percent (85%), subject to adjustment as provided herein;


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                          (v)   "AVERAGE MARKET PRICE" means, with respect to
         any security for any period, that price which shall be computed as the arithmetic average of the Lowest Sale Prices (as defined below) for such security for each trading day in such period (all as appropriately adjusted for any stock dividend, stock split, pro rata below market price rights offering or other similar transaction during such period);

                          (vi) "LOWEST SALE PRICE" means, for any security as of any date, the lowest sale price on The American Stock Exchange, Inc. ("AMEX") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if AMEX is not the principal trading market for such security, the lowest sale price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the lowest sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Lowest Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Lowest Sale Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company; and

                          (vii) "N" means the number of days from, but excluding, the date that, in connection with the consummation of the initial purchase by the holder of Series C Preferred Shares from the Company, the Company first had in its possession funds representing full payment for the Series C Preferred Shares for which conversion is being elected, through and including the Conversion Date for the Series C Preferred Shares for which conversion is being elected.

                      (c) Adjustment to Conversion Price - Registration Statement. If the registration statement (the "REGISTRATION STATEMENT") covering the resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Shares and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and the initial holders of the Series C Preferred Shares (THE "REGISTRATION RIGHTS AGREEMENT") is not declared effective by the SEC on or before the Scheduled Effective Date, or, if after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement (whether because of a failure to keep the Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to the Registration Statement, to register sufficient shares of Common Stock or otherwise), then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Conversion Percentage and the Fixed Conversion Price shall be adjusted as follows:

                          (i)  Conversion Percentage.  Except as provided in
         Section 3(a) and Section 3(f) of the Registation Rights Agreement, the Conversion Percentage in effect at such time shall be reduced by a number of percentage points equal to the


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         product of (A) two and one-half (2.5) and (B) the sum of (I) the number of months (prorated for partial months) after the Scheduled Effective Date and prior to the date that the relevant Registration Statement is declared effective by the SEC and (II) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective; provided, however, that the maximum aggregate reduction in the Conversion Percentage due to this Section 2(c)(i) shall be fifteen (15) percentage points. (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the Scheduled Effective Date, the Conversion Percentage would be eighty-one and one-fourth percent (81.25%) until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Conversion Percentage would then be seventy-six and one-fourth percent (76.25%)); and

                          (ii) Fixed Conversion Price. The Fixed Conversion Price in effect at such time shall be reduced by an amount equal to the product of (A) nine-hundred and three ten-thousandths (.0903) and (B) the sum of (I) the number of months (prorated for partial months) after the Scheduled Effective Date and prior to the date that the Registration Statement is declared effective by the SEC and (II) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement after the Registration Statement has been declared effective; provided, however, that the maximum aggregate reduction in the Fixed Conversion Price pursuant to this section 2(c)(ii) shall be an amount equal to 15% of the Fixed Conversion Price in effect at such time. (For example, assuming the Fixed Conversion Price is $3.6125, if the Registration Statement becomes effective one and one-half (1 1/2) months after the Scheduled Effective Date, the Fixed Conversion Price would be $3.4771 until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Fixed Conversion Price would then be $3.2965).

                      (d) Adjustment to Conversion Price -- Dilution and
         Other Events. In order to prevent dilution of the rights granted under this Certificate of Designations, the Conversion Price will be subject to adjustment from time to time as provided in this Section 2(d).

                          (i) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization, pro rata below market price rights offering or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                          (ii) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale


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         of all or substantially all of the Company's assets to another Person
         (as defined below) or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series C Preferred Shares then outstanding) to insure that each of the holders of the Series C Preferred Shares will thereafter have the right to acquire and receive in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series C Preferred Shares, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series C Preferred Shares had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series C Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this
         Section 2(d) and Section 2(e) below will thereafter be applicable to the Series C Preferred Shares (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Fixed Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected is less than the Fixed Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the holders of a majority of the Series C Preferred Shares then outstanding), the obligation to deliver to each holder of Series C Preferred Shares such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For purposes of this Agreement, "PERSON" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                          (iii)  Notices.

                                (A)   Immediately upon any adjustment of the
         Fixed Conversion Price, the Company will give written notice thereof to each holder of Series C Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment.

                                (B) The Company will give written notice to each holder of Series C Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer


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         to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                                 (C) The Company will also give written notice to each holder of Series C Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, dissolution or liquidation will take place.

                      (e) Purchase Rights. In addition to any adjustments of the Conversion Price pursuant to Section 2(d) above, if at any time the Company grants, issues or sells any rights or options to subscribe for or to purchase Common Stock, any stock or other securities convertible into or exchangeable for Common Stock or any rights to purchase stock, warrants, securities or other property, in each case, pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Series C Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C Preferred Shares immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                      (f) Mechanics of Conversion. Subject to the Company's inability to fully satisfy its obligations under a Conversion Notice (as defined below) as provided for in Section 5 below:

                          (i) Holder's Delivery Requirements. To convert Series C Preferred Shares into full shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 p.m., Pacific Standard Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "CONVERSION NOTICE"), to the Company or its designated transfer agent (the "TRANSFER AGENT"), and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series C Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES") and the originally executed Conversion Notice.

                          (ii) Company's Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Company or Transfer Agent, as applicable),
         (A) (I) issue and surrender to a common carrier for overnight delivery to the


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         address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, including the number of shares of Common Stock constituting the Additional Amount if the Company elects to pay the Additional Amount in Common Stock or
         (II) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with the Depository Trust Corporation, and (B) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a check drawn on an account of the Company and payable to the order of the holder or its designee in an amount equal to the Additional Amount, if the Company elects to pay the Additional Amount in cash.

                          (iii) Dispute Resolution. In the case of a dispute as to the determination of the Lowest Sale Price or the arithmetic calculation of the Conversion Rate or the Additional Amount, the Company shall promptly issue to the holder the number of shares of Common Stock and cash, if applicable, that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Lowest Sale Price or arithmetic calculation of the Conversion Rate or the Additional Amount within one
         (1) day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall immediately submit via facsimile (A) the disputed determination of the Lowest Sale Price to an independent, reputable investment bank or (B) the disputed arithmetic calculation of the Conversion Rate or the Additional Amount to its independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than forty-eight (48) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                          (iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                          (v) Company's Failure to Timely Convert. If the Company shall fail to issue to a holder on a timely basis as described in this Section 2(f), a certificate for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Series C Preferred Shares, including shares of Common Stock which constitute the Additional Amount, if the Company elects to pay the Additional Amount in Common Stock, in addition to all other available remedies which such holder may pursue, the Company shall pay damages to such holder on each date such conversion is not timely effected in an amount equal to 5% of the product of (A) the number of shares of Common Stock not issued to the holder on a timely basis and to which such holder is entitled and (B) the Closing Price (as defined below) of the


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         Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating this Section 2(f). If the Company elects to pay the Additional Amount in cash, and fails to pay such Additional Amount on a timely basis as described in
         Section 2(f)(ii) above, such unpaid amount shall bear interest at the rate of 2.5% per month until paid in full.

                      (g) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Series C Preferred Share by a holder thereof (including shares of Common Stock issuable in connection with the payment of an Additional Amount, if the Company elects to pay such Additional Amount in Common Stock) shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

                      (h) Taxes. The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series C Preferred Shares.

                  (3) Redemption at Option of Holders.

                      (a) Redemption Option Upon Major Transaction. In addition to all other rights of the holders of Series C Preferred Shares contained herein, after a Major Transaction (as defined below), the holders of Series C Preferred Shares shall have the right, at the option of the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding, to require the Company to redeem all of the Series C Preferred Shares then outstanding in exchange for consideration (the "REDEMPTION CONSIDERATION") per Series C Preferred Share equal to the greater of (i) the number of shares of stock or securities or cash or property of the Company, or of the entity resulting from such consolidation, merger or tender or exchange offer (the "MAJOR TRANSACTION CONSIDERATION"), to which a holder of the number of shares of Common Stock delivered upon conversion of such Series C Preferred Share would have been entitled upon such Major Transaction (x) had the holder of such Series C Preferred Share exercised its right of conversion on the date of the public announcement of such Major Transaction and (y) had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction and
         (ii) an amount of Major Transaction Consideration to which a holder of the number of shares of Common Stock equal to (A) the product of 1.1765 and the Liquidation Value of such Series C Preferred Share, divided by
         (B) the Lowest Sale Price of the Common Stock on the date prior to the consummation of the Major Transaction would have been entitled upon such Major Transaction had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction, and in either case the Company shall make


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         lawful provision therefor as a part of such consolidation, merger or tender or exchange offer.

                      (b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Series C Preferred Shares contained herein, after a Triggering Event (as defined below), the holders of Series C Preferred Shares shall have the right, at the option of the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding, to require the Company to redeem all of the Series C Preferred Shares then outstanding at a price per Series C Preferred Share in cash (the "OPTIONAL REDEMPTION PRICE") equal to the greater of (i) 117.65% of the Liquidation Value of such share and
         (ii) the price calculated in accordance with the Redemption Rate calculated as of the date immediately preceding such Triggering Event on which the exchange or market on which the Common Stock is traded is open.

                      (c) "Redemption Rate". The "REDEMPTION RATE" shall, as of any date of determination, be equal to the sum of (i) the product obtained by multiplying (A) the Conversion Rate in effect as of such date as calculated pursuant to Section 2(b) by (B) the Closing Price of the Common Stock on such date, and (ii) an amount equal to the product of (.05)(N/365)(1,000).

                      (d) "Closing Price". "CLOSING PRICE" means, for any security as of any date, the last closing price on AMEX as reported by Bloomberg, or, if AMEX is not the principal trading market for such security, the last closing price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the closing price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock, split or other similar transaction during such period).

                      (e) "Major Transaction". A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                          (i) the consolidation or merger of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

                          (ii) the sale or transfer of substantially all of the Company's assets; or



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                          (iii) a purchase, tender or exchange offer made to and
         accepted by the holders of more than 10% of the outstanding shares of Common Stock.

                      (f) "Triggering Event". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                          (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is sixty
         (60) days after the Scheduled Effective Date;

                          (ii) either (A) the failure of the Registration Statement to be effective or to cover the resale of all of the shares of Common Stock issued or issuable upon conversion of the Series C Preferred Shares or (B) notice from the Company that Common Stock issued or issuable upon conversion of the Shares C Preferred Shares cannot be sold under the Registration Statement, for any period of sixty (60) consecutive days after the date that is sixty (60) days after the Scheduled Effective Date (provided that for purposes of determining the Closing Price under Section 3(c) above, the Triggering Event shall be deemed to have occurred on the first day of such 60-day period);

                          (iii) David T. Mitchell ceases to be a director or officer of the Company prior to August 1, 1997 for any reason other than death or "disability"; provided that for purposes of this Certificate of Designations, David T. Mitchell shall be deemed to have a "disability" if he is unable to perform, by reason of physical or mental incapacity, his duties or obligations as a director or officer of the Company for any thirty (30) consecutive day period;

                          (iv) the failure of the Common Stock to be listed on AMEX, the Nasdaq National Market or The New York Stock Exchange, Inc. for a period of seven (7) consecutive days (provided that for purposes of determining the Closing Price under Section 3(c) above, the Triggering Event shall be deemed to have occurred on the first day of such seven-day period and provided further that such failure shall not constitute a Triggering Event if caused by holders of Series C Preferred Shares pursuant to Section 3(i) below); or

                          (v) the Company's notice to any holder of Series C Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series C Preferred Shares into shares of Common Stock, including due to any of the reasons set forth in Section 5(a) below.

                      (g) Mechanics of Redemption at Option of Buyer Upon
         Major Transaction. No sooner than fifteen (15) days nor later than ten
         (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to each holder of Series C Preferred Shares. At any time after receipt of a Notice of Major Transaction, the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding may require the Company to redeem all of the holder's Series C Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate
         (i) the number of Series C Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable Redemption Consideration, as calculated pursuant to Section 3(a) above.

                      (h) Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Series C Preferred Shares. At any time after receipt of a Notice of Triggering Event, the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding may require the Company to redeem all of the Series C Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Series C Preferred Shares that such holders are voting in favor of redemption and (ii) the applicable Optional Redemption Price, as calculated pursuant to Section 3(b) above.

                      (i) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding, the Company shall immediately notify each holder by facsimile of the Company's receipt of such requisite notices necessary to affect a redemption and each holder of Series C Preferred Shares shall thereafter promptly send such holder's Preferred Stock Certificates to be redeemed to the Company or its Transfer Agent. The Company shall deliver the applicable Redemption Consideration or Optional Redemption Price, as the case may be, to such holder within thirty (30) days after the Company's receipt of the requisite notices required to affect a redemption; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company or its Transfer Agent; provided further that if the Company is unable to redeem all of the Series C Preferred Shares, the Company shall redeem an amount from each holder of Series C Preferred Shares equal to such holder's pro-rata amount (based on the number of Series C Preferred Shares held by such holder relative to the number of Series C Preferred Shares outstanding) of all Series C Preferred Shares being redeemed. If the Company shall fail to redeem all of the Series C Preferred Shares submitted for redemption (other than pursuant to a dispute as to the determination of the Closing Price or the arithmetic calculation of the Redemption Rate), the applicable Redemption Consideration or Optional Redemption Price payable in respect of such unredeemed Series C Preferred Shares shall bear interest at the rate of 2.5% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Consideration or Optional Redemption Price in full to each holder, holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding, including shares of Series C Preferred Shares submitted for redemption pursuant to this Section 3 and for which the applicable Redemption Consideration or Optional Redemption Price has not been paid, shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to each holder all of the Series C Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Consideration or Optional Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full applicable Redemption Consideration or Optional Redemption Price to each holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Triggering Event or the Notice(s) of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Series C Preferred Shares submitted for redemption and for which the applicable Redemption Consideration or Optional Redemption Price has not been paid, (ii) the Company shall immediately return any Series C Preferred Shares submitted to the Company by each holder for redemption under this Section 3(i) and for which the applicable Redemption Consideration or Optional Redemption Price has not been paid, (iii) the Fixed Conversion Price of such returned Series C Preferred Shares shall be adjusted to the lesser of
         (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice(s) is delivered to the Company and (B) the lowest Closing Price during the period beginning on the date on which the Notice(s) of Redemption of Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect, and (iv) the Conversion Percentage in effect at such time shall be reduced by a number of percentage points equal to the product of (A) two and one-half (2.5) and (B) the number of months (prorated for partial months) in the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or the Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company. In addition, if a redemption voided pursuant to this Section 3(i) was caused by a Triggering Event involving the Company's inability to issue Conversion Shares because of the Amex Cap, and if so directed by the holders of at least two-thirds (2/3) of the Series C Preferred Shares then outstanding, including shares of Series C Preferred Shares submitted for redemption pursuant to this Section 3 with respect to which the applicable Optional Redemption Price has not been paid, in a Void Mandatory Redemption Notice, the Company shall immediately delist the Common Stock from AMEX and have the Common Stock, at such holders' option, listed on The Nasdaq SmallCap Market or traded on the electronic bulletin board or the "pink sheets". Notwithstanding the foregoing, in the event of a dispute as to the determination of the Closing Price or Major Transaction Consideration or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to Section 2(f)(iii) above with the term "Closing Price" or "Major Transaction Consideration" being substituted for the term "Lowest Sale Price" and the term "Redemption Rate" being substituted for the term "Conversion Rate". Payments provided for in this Section 3 shall have priority to payments to other stockholders in connection with a Major Transaction.

                  (4) Company's Right to Redeem at Its Election. Subject to
         Section 4(d) below, at any time, the Company shall have the right, at its option, to redeem ("REDEMPTION AT THE COMPANY'S ELECTION"), from time to time, any or all of the Series C Preferred Shares; provided that (i) the Notice of Redemption at the Company's Election (as defined below) is delivered on a date on which the Closing Price of the Common Stock is greater than $7.23 and (ii) the Company shall be entitled to redeem under this Section 4, if and only if, it redeems Series C Preferred Shares having an aggregate Liquidation Value of at least Five Million Dollars ($5,000,000). If the Company elects to redeem some, but not all, of the Series C Preferred Shares, the Company shall redeem an amount from each holder of Series C Preferred Shares equal to such holder's pro-rata amount (based on the number of Series C Preferred Shares held by such holder relative to the number of Series C Preferred Shares outstanding) of all Series C Preferred Shares being redeemed.

                      (a) Redemption Price at the Company's Election. The "REDEMPTION PRICE AT THE COMPANY'S ELECTION" shall be an amount per Series C Preferred Share equal to the greater of (i) the price calculated in accordance with the Redemption Rate as of the date of the Notice of Redemption at the Company's Election and (ii) 117.65% of the Liquidation Value of such Series C Preferred Share.

                      (b) Mechanics of Redemption at the Company's Election. The Company shall effect each such redemption no sooner than (30) days after delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT THE COMPANY'S ELECTION") to each (i) holder of the Series C Preferred Shares and (ii) the Transfer Agent. Such Notice of Redemption at the Company's Election shall indicate (A) the number of shares of Series C Preferred Shares that have been selected for redemption, (B) the date that such redemption is to become effective (the "DATE OF REDEMPTION AT THE COMPANY'S ELECTION") and (C) the applicable Redemption Price at the Company's Election. Notwithstanding the above, any holder may convert into Common Stock pursuant to Section (2)(a) above, prior to the close of business on the day prior to the Date of Redemption at the Company's Election, any Series C Preferred Shares that such holder is otherwise entitled to convert, including Series C Preferred Shares that have been selected for redemption at the Company's election pursuant to this Section 4.

                      (c) Payment of Redemption Price. Each holder submitting Series C Preferred Shares being redeemed under this Section 4 shall send such holder's Preferred Stock Certificates so redeemed to the Company or its Transfer Agent within five (5) business days after the Date of Redemption at the Company's Election, and the Company shall pay the applicable Redemption Price at the Company's Election to that holder in cash within five (5) business days after such holder's Preferred Stock Certificates are delivered to the Company or its Transfer Agent. If the Company shall fail to pay the applicable Redemption Price at the Company's Election to such holder on a timely basis as described in this Section 4(c), such unpaid amount shall bear interest at the rate of 2.5% per month until paid in full. Notwithstanding the foregoing, if the Company fails to pay the applicable Redemption Price at the Company's Election to a holder within the time period described in this Section 4 due to a dispute as to the determination of the Closing Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to
         Section 2(f)(iii) above with the term "Closing Price" being substituted for the term "Lowest Sale Price" and the term "Redemption Rate" being substituted for the term "Conversion Rate."

                      (d) Company Must Have Immediately Available Funds or Credit Facilities. The Company shall not be entitled to send any Notice of Redemption at the Company's Election pursuant to Section 4(b) above and begin the redemption procedure under this Section 4, unless it has:

                          (i) the full amount of the Redemption Price at the Company's Election in cash, available in a demand or other immediately available account in a bank or similar financial institution;

                          (ii) credit facilities, with a bank or similar financial institutions that are immediately available and unrestricted for use in redeeming the Series C Preferred Shares, in the full amount of the Redemption Price at the Company's Election;

                          (iii) a written agreement with a standby underwriter or qualified buyer ready, willing and able to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to a Redemption at the Company's Election; or

                          (iv) a combination of the items set forth in the preceding clauses (i), (ii) and (iii), aggregating the full amount of the Redemption Price at the Company's Election.

                  (5) Inability to Fully Convert.

                      (a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice, the Company can not issue shares of Common Stock registered for resale under the Registration Statement for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its Securities, including without limitation the AMEX Cap (as defined below), from issuing all of the Common Stock which is to be issued to a holder of Series C Preferred Shares pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale under the Registration Statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 2(f) above and, with respect to the unconverted Series C Preferred Shares, the holder, solely at such holder's option, can elect to:

                          (i) require the Company to redeem from such holder those Series C Preferred Shares for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("MANDATORY REDEMPTION") at a price per Series C Preferred Share (the "MANDATORY REDEMPTION PRICE") equal to the greater of (x) 117.65% of the Liquidation Value of such share and (y) the Redemption Rate as of such Conversion Date;

                          (ii) if the Company's inability to fully convert Series C Preferred Shares is pursuant to Section 5(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(f) above;

                          (iii) void its Conversion Notice and retain or have returned, as the case may be, the nonconverted Series C Preferred Shares that were to be converted pursuant to such holder's Conversion Notice; or

                          (iv) if the Company's inability to fully convert Series C Preferred Shares is pursuant to the Amex Cap described in
         Section 5(a)(y) above, require the Company to issue shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 2(f) above at a Conversion Price equal to the Average Market Price of the Common Stock for the five (5) consecutive trading days preceding such holder's Notice in Response to Inability to Convert (as defined below).

                      (b) Mechanics of Fulfilling Holder's Election. The
         Company shall immediately send via facsimile to a holder of Series C Preferred Shares, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in
         Section 5(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "INABILITY TO FULLY CONVERT NOTICE"). Such Inability to Fully Convert Notice shall indicate
         (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series C Preferred Shares which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder must within two (2) days of receipt of such Inability to Fully Convert Notice deliver written notice via facsimile to the Company ("NOTICE IN RESPONSE TO INABILITY TO CONVERT") of its election pursuant to Section 5(a) above.

                      (c) Payment of Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 5(a)(i) above, the Company shall pay the Mandatory Redemption Price in cash to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert. If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 5(c) (other than pursuant to a dispute as to the determination of the Closing Price or the arithmetic calculation of the Redemption Rate), such unpaid amount shall bear interest at the rate of 2.5% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may void the Mandatory Redemption with respect to those Series C Preferred Shares for which the full Mandatory Redemption Price has not been paid and receive back such Series C Preferred Shares. Notwithstanding the foregoing, if the Company fails to pay the applicable Mandatory Redemption Price within such thirty (30) days time period due to a dispute as to the determination of the Closing Price or the arithmetic calculation of the Redemption Rate, such dispute shall be resolved pursuant to Section 2(f)(iii) above with the term "Closing Price" being substituted for the term "Lowest Sale Price" and the term "Redemption Rate" being substituted for the term "Conversion Rate".

                      (d) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Series C Preferred Shares on the same day and the Company can convert and redeem some, but not all, of the Series C Preferred Shares pursuant to this Section 5, the Company shall convert and redeem from each holder of Series C Preferred Shares electing to have Series C Preferred Shares converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number of Series C Preferred Shares held by such holder relative to the number of Series C Preferred Shares outstanding) of all Series C Preferred Shares being converted and redeemed at such time.

                  (6) Reissuance of Certificates. In the event of a conversion or redemption pursuant to this Certificate of Designations of less than all of the Series C Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Series C Preferred Shares a preferred stock certificate representing the remaining Series C Preferred Shares which have not been so converted or redeemed.

                  (7) Reservation of Shares. The Company shall, so long as any of the Series C Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Series C Preferred Shares are at any time convertible; provided further that such shares of Common Stock so reserved shall be allocated for issuance upon conversion of Series C Preferred Shares pro rata among the holders of Series C Preferred Shares based on the number of Series C Preferred Shares held by such holder relative to the total number of authorized Series C Preferred Shares.

                  (8) Voting Rights. Holders of Series C Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

                  (9) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series C Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series C Preferred Share equal to the sum of (i) $1,000 and (ii) an amount equal to the product of (.05) (N/365) ($1,000) (such sum being referred to as the "LIQUIDATION VALUE"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series C Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series C Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Series C Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a percentage of the full amount of Preferred Funds payable to all holders of Series C Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Series C Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.

                  (10) Preferred Rank. All shares of Common Stock shall be of junior rank to all Series C Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Series C Preferred Shares. The Series C Preferred Shares shall be of equal rank with shares of the Company's Series B Convertible Preferred Stock. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, the Company may not hereafter authorize or issue additional or other capital stock that is of senior rank to the Series C Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Series C Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                  (11) Restriction on Redemption and Cash Dividends with respect to Other Capital Stock. Until all of the Series C Preferred Shares have been converted or redeemed as provided herein, the Company shall not redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares.

                  (12) Limitation on Number of Conversion Shares. The Company shall not be obligated to issue, in the aggregate, more than 20,946,476 shares of Common Stock (such amount to be proportionately and equitably adjusted from time to time in the event of stock splits, stock dividends, combinations, reverse stock splits, reclassification, capital reorganizations and similar events relating to the Common Stock) (the "AMEX CAP") upon conversion of the Series C Preferred Shares, if issuance of a larger number of shares of Common Stock would constitute a breach of the Company's obligations under the rules or regulations of AMEX or any other principal securities exchange or market upon which the Common Stock becomes traded. The Amex Cap shall be allocated among the Series C Preferred Shares pro rata based on the total number of authorized Series C Preferred Shares.

                  (13) Vote to Change the Terms of Series C Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series C Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Shares.

                  (14) Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series C Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Series C Preferred Shares into Common Stock.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Virginia Walker, its Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary, as of the 17th day of January 1997.



                                       JTS CORPORATION


                                       By:_________________________________
                                       Name: Virginia Walker
                                       Its:  Executive Vice President, Finance
                                             and Administration, Chief Financial
                                             Officer and Secretary

                                    EXHIBIT I

                                 JTS CORPORATION
                                CONVERSION NOTICE


Reference is made to the Certificate of Designations, Preferences and Rights of JTS Corporation (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, $.001 par value per share (the "SERIES C PREFERRED SHARES"), of JTS Corporation, a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, $.001 par value per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series C Preferred Shares specified below as of the date specified below.

         Date of Conversion:                  _______________________________

         Number of Series C
         Preferred Shares to be converted:    _______________________________

         Stock certificate no(s). of Series C
         Preferred Shares to be converted:    _______________________________

Please confirm the following information:

         Conversion Price:                    _______________________________

         Number of shares of Common Stock     _______________________________
         to be issued:

         Additional Amount:                   _______________________________

Please issue the Common Stock and, if applicable, any check drawn on an account of the Company into which the Series C Preferred Shares are being converted in the following name and to the following address:

         Issue to:                            _______________________________

                                              _______________________________

                                              _______________________________

                                              _______________________________


         Facsimile Number:                    _______________________________

         Authorization:                       _______________________________

                                              By:____________________________

                                              Title:_________________________

         Dated:                               _______________________________